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                                                                     Exhibit 8.2




                                 August 5, 1999


Humphrey Hospitality Trust, Inc.
12301 Old Columbia Pike
Silver Spring, Maryland  20904

                      MERGER OF SUPERTEL HOSPITALITY, INC.
                      INTO HUMPHREY HOSPITALITY TRUST, INC.
                       CERTAIN FEDERAL INCOME TAX MATTERS

Ladies and Gentlemen:

              We have acted as counsel to Humphrey Hospitality Trust, Inc., a Virginia corporation ("Humphrey"), in connection with the proposed statutory merger (the "Merger") of Supertel Hospitality, Inc., a Delaware corporation ("Supertel"), into Humphrey. You have requested our opinion concerning certain federal income tax consequences of the Merger.

              The only Supertel stock outstanding is common stock. In the Merger, each share of Supertel common stock will be exchanged for the right to receive 1.3 shares of Humphrey common stock. Any Supertel stockholder who otherwise would be entitled to receive a fractional share of Humphrey common stock as a result of the Merger will receive cash from Humphrey in lieu of the fractional share. Supertel stockholders are not entitled to dissenters' rights with respect to the Merger. Each outstanding option to purchase shares of Supertel common stock will be assumed by Humphrey and will become an option to acquire shares of Humphrey common stock. Immediately after the Merger, Supertel stockholders will own approximately 55% of the outstanding Humphrey common stock. Before the Merger, Supertel will pay a dividend to its stockholders of record as of a record date on or prior to the closing date of the Merger in an amount equal to the aggregate amount of Supertel's current and accumulated earnings and profits, as calculated for federal income tax purposes (the "E&P Dividend").


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Humphrey Hospitality Trust, Inc.
August 5, 1999
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              In giving this opinion, we have examined (i) the Agreement and
Plan of Merger, dated as of June 11, 1999, between Humphrey and Supertel (the "Merger Agreement"), (ii) the Registration Statement on Form S-4 under the Securities Act of 1933, as amended, relating to the Merger (the "S-4"), and
(iii) such other documents as we have considered necessary. In addition, we have assumed, with your consent, that:

       1. The fair market value of the Humphrey common stock (including any fractional share interest) received by a Supertel stockholder in exchange for Supertel common stock in the Merger will be approximately equal to the fair market value of the Supertel common stock surrendered in the exchange.

       2. None of the compensation received by any stockholder-employee of Supertel will be separate compensation for, or allocable to, any shares of Supertel common stock; none of the Humphrey common stock received by any stockholder-employee of Supertel will be separate consideration for, or allocable to, any employment agreement; and the compensation paid to any stockholder-employee of Supertel will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's length for similar services.

       3. The payment of cash in lieu of fractional shares of Humphrey common stock is solely for the purpose of avoiding the expense and inconvenience to Humphrey of issuing fractional shares and does not represent separately bargained-for consideration.

       4. The total fair market value of the Humphrey common stock issued in the Merger is expected to equal or exceed, on the effective date of the Merger, the sum of (a) the aggregate amount of cash paid in lieu of fractional shares of Humphrey common stock and (b) the aggregate amount of the E&P Dividend.

       5. There is no plan or intention for Humphrey, Humphrey Hospitality Limited Partnership, a Virginia limited partnership ("HHLP"), or any subsidiary of the foregoing to acquire directly or indirectly (including without limitation, through a partnership) any of the Humphrey common stock issued in the Merger, or to make an extraordinary distribution with respect to any such stock.

       6. Supertel has not made, and will not make, any extraordinary distribution with respect to its stock in anticipation of the Merger (other than the E&P Dividend).


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Humphrey Hospitality Trust, Inc.
August 5, 1999
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       7.     No share of Supertel common stock has been or will be (a) redeemed directly or indirectly (including, without limitation, through a partnership) by Supertel in anticipation of the Merger or (b) acquired directly or indirectly (including, without limitation, through a partnership) by Humphrey, HHLP, any subsidiary of Humphrey or of HHLP, or any subsidiary of Supertel in anticipation of the Merger.

       8. Following the Merger, Humphrey will continue the historic business of Supertel or use a significant portion of Supertel's historic business assets in a business.

       9. There is no indebtedness existing between (a) Supertel or any subsidiary of Supertel, on the one hand, and (b) Humphrey, HHLP, or any subsidiary of either of the foregoing, on the other hand.

       10. Neither Humphrey, HHLP, nor any subsidiary of the foregoing (a) has transferred or will transfer cash or other property to Supertel or any subsidiary of Supertel in anticipation of the Merger or (b) has made or will make any loan to Supertel or any subsidiary of Supertel in anticipation of the Merger.

       11. Humphrey has no plan or intention to sell or otherwise dispose of any of the assets of Supertel, except for (a) dispositions made in the ordinary course of business and (b) the transfer of selected Supertel assets to HHLP or a wholly-owned subsidiary of Humphrey or HHLP.

       12. Each of Humphrey, Supertel, and Supertel's stockholders has paid or will pay its respective expenses, if any, incurred in connection with the Merger, except that (after the Merger) Humphrey might pay some expenses incurred by Supertel that are solely and directly related to the Merger.

       13. The liabilities of Supertel and the liabilities to which Supertel's assets are subject were incurred in the ordinary course of business, except for the loan incurred by Supertel to fund the E&P Dividend.

       14. On the effective date of the Merger, each of (a) the fair market value of Supertel's assets and (b) the total adjusted tax basis of Supertel's assets will exceed the sum of Supertel's liabilities plus (without duplication) the amount of liabilities, if any, to which the assets are subject.


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Humphrey Hospitality Trust, Inc.
August 5, 1999
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       15.    Humphrey will timely elect pursuant to IRS Notice 88-19 to apply principles similar to those of section 1374 of the Internal Revenue Code (the "Code") with respect to the assets that it acquires from Supertel in the Merger.

       16. Supertel has not filed, and holds no asset subject to, a consent pursuant to section 341(f) of the Code and the Treasury regulations thereunder (the "Regulations").

       17. Supertel is not a party to, and holds no asset subject to, a "safe harbor lease" under former section 168(f)(8) of the Code and the Regulations thereunder.

       18. Any shares of Humphrey common stock received in exchange for shares of Supertel common stock that (a) were acquired in connection with the performance of services, including stock acquired through the exercise of an option or warrant acquired in connection with the performance of services, and
(b) are subject to a substantial risk of forfeiture within the meaning of section 83(a) of the Code will be subject to substantially the same risk of forfeiture after the Merger.

       19. The E&P Dividend will be made solely from funds of Supertel (or from liabilities secured only by Supertel's assets) and will not be made from funds provided, directly or indirectly, by Humphrey, HHLP, or any subsidiary of Humphrey or HHLP.

       20. Neither Supertel nor any subsidiary of Supertel has or holds any asset subject to (a) any deferred "intercompany gain" within the meaning of section 1.1502-13(b) of the Regulations or (b) an "excess loss account" within the meaning of section 1.1502-19(a) of the Regulations with respect to any stock.

       21. At all times during the five-year period ending on the effective date of the Merger, no Supertel stockholder that is a nonresident alien or foreign entity has owned directly or indirectly of record or, to the knowledge of Supertel, beneficially more than 5% of the outstanding Supertel common stock.

              Based on the foregoing, and assuming that (i) the Merger will be consummated in accordance with the Merger Agreement, and (ii) on the effective date of the Merger, the aggregate fair market value of the Humphrey common stock issued in the Merger will not be less than the amount of the E&P Dividend, we are of the opinion that (under existing law) for federal income tax purposes:


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Humphrey Hospitality Trust, Inc.
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       1.     The Merger will be a "reorganization" within the meaning of section 368(a)(1) of the Code.

       2. Each of Humphrey and Supertel will be "a party to a reorganization" within the meaning of section 368(b) of the Code.

       3. Humphrey will not recognize gain or loss upon the acquisition of Supertel's assets in the Merger in exchange for Humphrey common stock and the assumption of Supertel's liabilities.

       4. Supertel will not recognize gain or loss (a) upon the transfer of its assets to Humphrey in the Merger in exchange for Humphrey common stock and the assumption of its liabilities or (b) upon the distribution of Humphrey common stock to Supertel stockholders.

       5. A Supertel stockholder will not recognize gain or loss on the exchange of his shares of Supertel common stock for shares of Humphrey common stock (including any fractional share interest) in the Merger.

       6. Cash received by a Supertel stockholder in lieu of a fractional share of Humphrey common stock will be treated as having been received as full payment in exchange for such fractional share pursuant to section 302(a) of the Code. Accordingly, a Supertel stockholder who receives cash in lieu of a fractional share of Humphrey common stock will recognize gain or loss equal to the difference between the amount of cash received and the stockholder's basis in the fractional share interest.

       7. The material federal income tax consequences of the Merger to Supertel stockholders are fairly summarized in the S-4 under the caption "The Merger - Material Federal Income Tax Consequences of the Merger."

              Except as set forth above, we express no opinion regarding any tax consequences of the Merger. This opinion may not be distributed, quoted in whole or in part or otherwise reproduced in any document, or filed with any governmental agency without our prior written consent. We consent to the use of this opinion as an exhibit to the S-4 and to the references to this firm in the S-4 under the aforementioned heading. In giving this consent, we do not admit that we are within the category of persons whose


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Humphrey Hospitality Trust, Inc.
August 5, 1999
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consent is required by section 7 of the Securities Act of 1933 or the rules and regulations promulgated thereunder by the Securities and Exchange Commission.


                                Very truly yours,

                                       Hunton & Williams







02593/07796/08074